Exhibit 10.2

               AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into with an effective date of June 1, 1999 (the "Effective Date"), between PetMedExpress.com, Inc., a Florida corporation, whose principal place of business is 3350 N.W. 53rd Street, Fort Lauderdale, Florida 33309 (the "Company") and Christopher Lloyd, an individual whose address is 2901-H Wolcott, Chicago, Illinois 60657 (the "Executive").

                                    RECITALS

         WHEREAS, the Company is a Florida corporation and is principally engaged in the business of marketing, distributing and selling prescription and non-prescription pet medications and pet-related products for household pets (the "Business").

         WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company.

         WHEREAS, the Company has established a valuable reputation and goodwill in its business, with expertise in all aspects of the Business.

         WHEREAS, the Executive, by virtue of the Executive's employment with the Company, will become familiar with and possessed with the manner, methods, trade secrets and other confidential information pertaining to the Company's business, including the Company's client base.

         NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive do hereby agree as follows:

         1. Recitals. The above recitals are true, correct, and are herein incorporated by reference.

         2. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.

         3. Authority and Power During Employment Period.

            a. Duties and Responsibilities. During the term of this Agreement, the Executive shall serve as Chief Operating Officer of the Company and shall have such responsibilities and duties as are customarily undertaken by individuals in similar positions.

            b. Time Devoted. Throughout the Term of the Agreement, the Executive shall devote substantially all of the Executive's business time and attention to the business and affairs of the Company consistent with the Executive's position with the Company, except for reasonable vacations, illness or incapacity.


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         4. Term. The Term of employment hereunder will commence on the
Effective Date as set forth above and on the fifth anniversary of the Effective Date, and may be extended for additional one (1) year periods (each a "Renewal Term") by written notice given by the Company to the Executive at least 60 days before the expiration of the Term or the Renewal Term, as the case may be, unless this Agreement shall have been terminated pursuant to Section 6 of this Agreement.

         5. Compensation and Benefits.

            a. Salary. The Executive shall be paid a base salary, payable in accordance with the Company's policies from time to time for senior executives, at an annual rate of Eighty Thousand Dollars ($80,000), subject to increase from time to time upon the review and determination of the Board of Directors, which review shall be conducted no less frequent than annually.

            b. Incentive Compensation. The Executive may be entitled to receive certain incentive compensation from time to time based upon performance criteria to be mutually agreed upon by the Executive and the Company.

            c. Options.

                i. The Executive shall be granted 300,000 incentive stock options (the "Options") to purchase shares of the Company's Common Stock at an exercise price of $7.00 per share, being the fair market value of the Company's Common Stock on the trading day immediately preceding the date which the parties hereto reached an agreement concerning Executive's employment by the Company, giving effect to the subsequent forward split of the Company's Common Stock. Such Options are granted under the Company's 1998 Stock Option Plan and pursuant to the form of Option attached hereto as Exhibit A and incorporated herein by such reference. The Options shall be exercisable from the date of vesting and shall vest, subject to the continued employment of the Executive, (i) 50,000 Options on the date of this Agreement, (ii) 50,000 Options on the first anniversary of the Effective Date of this Agreement , (iii) 50,000 Options on the second anniversary of the Effective Date of this Agreement, (iv) 50,000 Options on the third anniversary of the Effective Date of this Agreement, (v) 50,000 Options on the fourth anniversary of the Effective Date of this Agreement, and (vi) the remaining 50,000 options on the fifth anniversary of the Effective Date of this Agreement. The Options shall expire five (5) years from the date of vesting.

                ii. In the event of a termination of Executive and (i) a sale of all or substantially all of the assets of the Company; or (ii) a merger, stock exchange or other form of business combination (the "Business Combination") the result of which being that the shareholders of the Company immediately preceding such transaction will own, after the consummation of such Business Combination, less that 51% of the then issued and outstanding voting securities of the Company, then, in such event, on the effective date of either the sale of all or substantially all of the Company's assets or a Business


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Combination, all Options not theretofore vested shall immediately vest and become exercisable.

                iii. In addition to the Options set forth in Section 5c(i) hereof, on the earlier of (i) the fiscal year ending March 31, 2001 if the Company should report (a) Revenues (as hereinafter defined) of at least Forty-Three Million Dollars ($43,000,000); or (b) Income From Operations (as hereinafter defined) of at least Five Million Dollars ($5,000,000); or (ii) March 31, 2004, the Executive shall be entitled to a incentive options to purchase up to an additional thirty thousand (30,000) shares of Common Stock of the Company. Such options, which shall be exercisable for a period of five (5) years from the date of grant at an exercise price of the lower of Fair Market Value or $15.00 per share, shall be granted under the Company's 1998 Stock Option Plan. In the event the Company makes any acquisitions of existing businesses, then this paragraph shall be null and void, and thereafter the Company and Executive will mutually decide upon revised options to be granted pursuant to this paragraph. For the purposes of this Agreement, "Revenues" shall mean the total gross revenues of the Company from all sources and "Income From Operations" shall mean the Revenues less the cost of the Revenues and all selling, general and administrative expenses as reflected on the Company's audited financial statements for the periods therein. The audited financial statements of the Company, accompanied by the accountant's report of the Company's then principal independent accountants for such fiscal year, shall be conclusive as to the determination of the satisfaction of the aforedescribed performance based criteria. In the event the Company should meet such performance based criteria, the options shall be granted to the Executive on the date the audited financial statements are issued by the Company's principal independent accountants.

                iv. For the purposes of this Agreement, "Fair Market Value" shall be equal to the closing price of the Company's Common Stock as reported on the OTC Bulletin Board or the primary exchange on which the Company's Common Stock shall be quoted.

            d. Executive Benefits. The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to executive and/or salaried employees including, but not limited to, stock option plans, pension and other retirement plans, group life insurance, hospitalization, surgical and major medical coverage, sick leave, salary continuation, vacation and holidays, long-term disability, and other fringe benefits. Until the Company shall have established, and the Executive has become eligible for coverage under, health insurance coverage for its employees, the Company shall, within thirty (30) days of payment by the Executive, reimburse the Executive for all premiums paid by the Executive for the lesser of (a) the cost to the Executive to continue his current medical, dental and vision insurance under COBRA and his current long term disability insurance policy, or (b) the cost to Executive to secure individual medical, dental and vision insurance and long term disability insurance providing benefits comparable to those available under Executive's current medical, dental, vision and long term disability coverage.


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

            e. Vacation. During each fiscal year of the Company, the Executive shall be entitled to such amount of vacation as determined by the Board of Directors consistent with the Executive's position and length of service to the Company.

            f. Business Expense Reimbursement. During the Term of employment, the Executive shall be entitled to receive proper reimbursement for all reasonable, out of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Company) in performing services hereunder, provided the Executive properly accounts therefor.

         6. Consequences of Termination of Employment.

            a. Disability. In the event of the Executive's disability, the Company may terminate this Agreement and the Executive shall be entitled to compensation in accordance with the Company's disability compensation practice for its senior officers. "Disability," for the purposes of this Agreement, shall be deemed to have occurred in the event (A) the Executive is unable by reason of sickness or accident, to perform his duties under this Agreement for an aggregate of 90 days in any 12-month period or 45 consecutive days, or (B) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction. Termination due to disability shall be deemed to have occurred upon the first day of the month following the determination of disability as defined in the preceding sentence.

            b. Termination by the Company for Cause.

               i. Nothing herein shall prevent the Company from terminating the Executive for "Cause," as hereinafter defined. The Executive shall continue to receive salary only for the period ending with the date of such termination as provided in this Section 6b. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

               ii. "Cause" shall mean (A) committing or participating in an injurious act of fraud, gross neglect, material misrepresentation, embezzlement or dishonesty against the Company; (B) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, monetarily or otherwise; (C) engaging in a criminal enterprise involving moral turpitude; (D) conviction of an act or acts constituting a felony under the laws of the United States or any state thereof; or (E) if applicable, loss of any state or federal license required for the Executive to perform the Executive's material duties or responsibilities for the Company; or (F) any assignment of this Agreement by the Executive in violation of Section 14 of this Agreement.

               iii. Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there


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

shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in this Section 6b contained in this Agreement and specifying the particulars thereof.

            c. Voluntary Termination. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated (i) at any time upon the mutual written consent of the Company and the Executive; or (ii) by either party upon giving 90 days' prior written notice to the other party. During such 90 day period, the Executive shall continue to perform the Executive's duties pursuant to this Agreement, and the Company shall continue to compensate the Executive in accordance with this Agreement.

            d. Death. In the event of the death of the Executive during the Term of the Agreement, compensation shall be paid to the Executive's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive for a period of six (6) months from and after the date of death. Other death benefits will be determined in accordance with the terms of the Company's benefit programs and plans.

            e. Termination for "Good Reason". The Executive may terminate his employment under this Agreement for "Good Reason." For purposes of this Section 6e, the Executive shall have "Good Reason" to terminate his employment at any time during the term of this Agreement upon thirty (30) days prior written notice to the Company if the Company (i) removes the Executive from or fails to re-elect the Executive to the office of Chief Operating Officer of the Company without the Executive's prior written consent, (ii) reduces his salary or materially fails to comply with Section 5 of this Agreement, or (iii) requires the Executive to be based at any office or locations of the Company other than those located in Broward County, Florida. In the event of such a termination, the Executive shall be entitled to the balance of his salary payable pursuant to
Section 5a hereof, the Options pursuant to Section 5c hereof and the executive benefits pursuant to Section 5d hereof.

         7. Covenant Not to Compete and Non-Disclosure of Information.

            a. Covenant Not to Compete. The Executive acknowledges and recognizes the highly competitive nature of the Company's business and that the goodwill, continued patronage, and specifically the names and addresses of the Company's Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, the Executive agrees to the following:

               i. That during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Executive will not, individually or in conjunction with others, directly or indirectly, engage in any Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less


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

than one (1%) percent of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise.

               ii. That during the Restricted Period and within the Restricted Area, the Executive will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company's Clients which have a business relationship with the Company during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

               iii. That during the Restricted Period and within the Restricted Area, the Executive will not (A) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (B) employ or seek to employ, or cause any business which competes directly or indirectly with the Business Activities of the Company (the "Competitive Business") to employ or seek to employ for any Competitive Business any person who is then (or was at any time within six (6) months prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed by the Company.

            b. Non-Disclosure of Information. The Executive acknowledges that the Company's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Company's products, services, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Company and/or the Company's Clients (the "Proprietary Information") are valuable, special and unique assets of the Company, access to and knowledge of which are essential to the performance of the Executive hereunder. In light of the highly competitive nature of the industry in which the Company's business is conducted, the Executive agrees that all Proprietary Information, heretofore or in the future obtained by the Executive as a result of the Executive's association with the Company shall be considered confidential.

         In recognition of this fact, the Executive agrees that the Executive, during the Restricted Period, will not use or disclose any of such Proprietary Information for the Executive's own purposes or for the benefit of any person or other entity or organization (except the Company) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Company, the Executive is legally required to disclose such Proprietary Information. Documents (as hereinafter defined) prepared by the Executive or that come into the Executive's possession during the Executive's association with the Company are and remain the property of the Company, and when this Agreement terminates, such Documents shall be returned to the Company at the Company's principal place of business, as provided in the Notices provision (Section 10) of this Agreement.

            c. Documents. "Documents" shall mean all original written, recorded, or graphic matters whatsoever relating to the business conducted by the Company, and any



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and all copies thereof, including, but not limited to: papers; books; records;
tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term "Documents" shall also mean identical copies of original documents or non-identical copies thereof.

            d. Company's Clients. The "Company's Clients" shall be deemed to be any persons, partnerships, corporations, professional associations or other organizations for whom the Company has performed Business Activities.

            e. Restrictive Period. The "Restrictive Period" shall be deemed to be eighteen (18) months following termination of this Agreement.

            f. Restricted Area. The Restricted Area shall be deemed to mean within Broward County, Miami-Dade County, Monroe County and Palm Beach County, Florida and within any other county of any state in which the Company is providing service at the time of termination.

            g. Business Activities. "Business Activities" shall be deemed to include the Business, any business activities concerning marketing, distributing and selling prescription and non-prescription pet medications and pet related products provided by the Company and any additional activities which the Company or any of its affiliates may be engaged in at the time of termination.

            h. Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7a and 7b are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Executive.

            i. Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7a and 7b shall survive the termination of this Agreement and the Executive's employment with the Company.

            j. Remedies. The Executive acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of


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Section 7a or 7b herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach or threatened breach by the Executive of any of the provisions of Section 7a or 7b, the Executive agrees that, in addition to any remedy at law available to the Company including, but not limited to, monetary damages, and the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

         8. Indemnification.

            a. The Company hereby acknowledges that the position of Chief Operating Officer is an executive officer position within the meaning of the Company's By-laws. The Executive shall be entitled to indemnification for his acts or omissions in his capacity as Chief Operating Officer of the Company to the fullest extent permitted by current or future Florida law (but only to the extent such future law provides for broader indemnification rights than permitted prior to the enactment thereof), including the provisions thereof relating to the advancement of expenses. In addition to the foregoing, the Company agrees that it shall, at all times during the term of this Agreement, maintain director and officer liability insurance, with the Executive as a named insured, in an amount that is reasonable for companies of a size and engaged in a business comparable to the Company. In no event shall the Company maintain director and officer liability insurance with coverage limits that are less than those the Company currently has in place.

            b. After the termination of this Agreement, the Executive shall continue to be entitled to indemnification of the Company (including the advancement of expenses) with respect to matters occurring on or prior to the date of termination of the Executive's employment with the Company to the fullest extent provided under current or future Florida law (but the extent such future law provides for broader indemnification rights than permitted prior to the enactment thereof), including the provisions thereof relating to the advancement of expenses. Such reasonable expenses, including attorneys' fees, that may be shall be paid by the Company on a current basis in accordance with such advance under such current or future Florida law. To the extent that any such payments by the Company pursuant to the Company's Articles of Incorporation and/or Bylaws may be subject to repayment by the Executive pursuant to the provisions of such Florida law, such repayment shall be due and payable by the Executive to the Company within twelve (12) months after the termination of all proceedings, if any, which relate to such repayment.

            c. The provisions of this Section 8 shall inure to the benefit of the heirs, legal representatives and estate of the Executive.

         9. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive's estate or


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beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

         10. Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Executive to the Executive's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate. Any notices shall be deemed given upon receipt thereof.

         11. Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

         12. Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Employment Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

         13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

         14. Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Executive or the Company, except that it shall be assigned by the Company in connection with the sale, transfer or other disposition of its business.

         15. Governing Law. This Agreement shall become valid when executed and accepted by Company. The parties agree that it shall be deemed made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida, without regard to the conflicts of laws and principle thereof. Anything in this Agreement to the contrary notwithstanding, the Executive shall conduct the


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Executive's business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Executive is located.

         16. Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

         17. Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

         19. Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

         20. Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

         21. Venue. Company and Executive acknowledges and agree that the U.S. District for the Southern District of Florida, or if such court lacks jurisdiction, the 17th Judicial Circuit (or its successor) in and for Broward County, Florida, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

         22. Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

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THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ ALL OF THE TERMS OF THIS
AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

Witness:                            THE COMPANY:

                                    PETMEDEXPRESS.COM, INC.

---------------------------         By: /s/ Marc A. Puleo, M.D.
                                    ------------------------------
                                    Marc A. Puleo, M.D., President

Witness:                            THE EXECUTIVE

---------------------------         /s/ Christopher Lloyd
                                    ----------------------------------
                                    Christopher Lloyd